EXHIBIT 10.1
Annual compensation for non-employee directors(4):

Board member annual retainer — cash(1):	$50,000
Board member annual retainer — value in restricted stock units(2):	$60,000
Committee Chairperson annual cash retainer(1):	$15,000
Board member annual stock option grant value(3):	$60,000
New member one-time stock option grant value (upon election):	$35,000

(1)	Payable in equal semi-annual installments on the first business day in March and July each year. Cash may be deferred into The Dun & Bradstreet Corporation Non-employee Directors’ Deferred Compensation Plan (As Amended and Restated effective December 6, 2005) (the “Plan”). Any cash deferred into the Dun & Bradstreet common stock fund under the Plan receives a ten percent premium and may not be reallocated under the Plan for a period of three years after the initial deferral of such amount.

(2)	Granted in equal semi-annual installments on the first business day in March and July each year. Represents the right to receive shares of our common stock on the earlier of the third anniversary of the date of grant and the date on which the director ceases to perform services as a director. Restricted share units may be deferred pursuant to the terms of the applicable Restricted Share Unit Award Agreement.

(3)	Vesting requirements are determined by the Board of Directors. Currently, stock options vest 100 percent one year after the date of grant in accordance with the terms of the 2000 Dun & Bradstreet Corporation Non-employee Directors’ Stock Incentive Plan.

(4)	Non-employee directors are also provided certain other benefits by us during their tenure on the Board of Directors, including reimbursement for reasonable Company-related travel and other expenses, including continuing education courses; travel accident insurance when traveling on Company business and participation in the Company’s charitable matching gift program to a maximum of $4,000 per calendar year.